Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2019 (except for the effects of discontinued operations, as discussed in Note Q, as to which the date is November 13, 2019), with respect to the consolidated financial statements and schedule included in this Current Report of Compass Diversified Holdings on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of Compass Diversified Holdings on Forms S-3 (File No. 333-147217 and File No. 333-214949).

/s/ GRANT THORNTON LLP

New York, New York
November 13, 2019